Exhibit 99.1

NEWS RELEASE
FOR RELEASE: IMMEDIATE
GATX CORPORATION ADDS ROBERT RITCHIE TO BOARD OF DIRECTORS
     CHICAGO, IL, July 26, 2011 - GATX Corporation (NYSE:GMT) today announced the appointment of Robert J. Ritchie to its Board of Directors. Mr. Ritchie will also serve as a member of the Audit Committee. The GATX Board now consists of 9 members, including 8 independent directors.
     “Rob brings extensive knowledge of the rail industry as well as considerable leadership and operational expertise to the GATX Board,” said Brian A. Kenney, chairman and chief executive officer of GATX Corporation. “I am pleased that he has joined our accomplished group of independent directors.”
     Mr. Ritchie retired as chief executive officer of the Canadian Pacific Railway Company (“Canadian Pacific”) in 2006, having served in that role since 1995. Previously, he served as president of the company from 1990 to 1995. Mr. Ritchie began his career with Canadian Pacific in 1970 as a research analyst and served in a variety of increasingly responsible positions. He received his bachelor of science degree from McGill University and a master’s degree in business administration from the University of Western Ontario.
COMPANY DESCRIPTION
     GATX Corporation (NYSE:GMT) provides leasing and related services to customers operating rail, marine and other targeted assets. GATX is a leader in leasing transportation assets and controls one of the largest railcar fleets in the world. Applying over a century of operating experience and strong market and asset expertise, GATX provides quality assets and services to customers worldwide. GATX has been headquartered in Chicago, Illinois since its founding in 1898 and has traded on the New York Stock Exchange since 1916. For more information, visit the Company’s website at www.gatx.com.
FOR FURTHER INFORMATION CONTACT:
Jennifer Van Aken
Director, Investor Relations
GATX Corporation
312-621-6689
jennifer.vanaken@gatx.com
Investor, corporate, financial, historical financial, photographic and news release information may be found at www.gatx.com.
(7/26/11)